UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Chase Manhattan Plaza, 44th Fl, New York, NY 10005

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

MSCI Inc. (the “Company”) held its annual meeting of stockholders on May 2, 2012 (the “Annual Meeting”), in New York, New York. The issued and outstanding shares of the Company’s class A common stock, $0.01 par value per share, entitled to vote at the Annual Meeting consisted of 121,461,418 shares, each share being entitled to one vote. The following is a summary of the voting results for each matter presented to the shareholders:

(a)	Proposal 1 - Election of members of the Company’s Board of Directors

Director	For	Against	Abstain	Broker Non-Vote
Benjamin F. duPont	111,038,101	842,377	681,403	2,123,451
Henry A. Fernandez	109,799,618	743,837	2,018,426	2,123,451
Alice W. Handy	111,988,924	6,809	566,148	2,123,451
Catherine R. Kinney	111,037,834	842,645	681,402	2,123,451
Linda H. Riefler	72,124,440	34,915,633	5,521,808	2,123,451
George W. Siguler	111,988,543	7,259	566,079	2,123,451
Patrick Tierney	111,988,602	7,199	566,080	2,123,451
Rodolphe M. Vallee	111,036,694	843,115	682,072	2,123,451

With respect to the foregoing Proposal 1, all of the directors were elected and each received the affirmative vote of a majority of the votes cast at the Annual Meeting.

(b)	Proposal 2 – Approval, by non-binding vote, of the Company’s executive compensation.

For	Against	Abstain	Broker Non-Vote
100,577,522	10,134,983	1,849,376	2,123,451

The foregoing proposal 2 was approved.

(c)	Proposal 3 – Ratification of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2012.

For	Against	Abstain
113,944,742	156,931	583,659

The foregoing proposal 3 was ratified.

(d)	Proposal 4 – Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to (a) eliminate 250 million authorized shares of Class B Common Stock, none of which were currently outstanding, (b) increase the total number of authorized shares of the Company’s Class A common stock by 250 million (such increase representing the aggregate number of Class B common stock being eliminated), (c) refer to the Class A common stock as “common stock,” and (d) make certain other conforming changes.

For	Against	Abstain
113,990,645	121,920	572,767

The foregoing proposal 4 was approved.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: May 3, 2012	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chairman, Chief Executive Officer and President